Exhibit 99.1
Insulet Announces CFO Transition

Reaffirms Guidance for Third Quarter and Fiscal Year 2023

ACTON, Mass. – October 3, 2023 – Insulet Corporation (NASDAQ: PODD) (Insulet or the Company), the global leader in tubeless insulin pump technology with its Omnipod® brand of products, today announced that Wayde McMillan has decided to step down from his role as Executive Vice President, Chief Financial Officer and Treasurer, effective October 20, 2023. Mr. McMillan will join 3M as Chief Financial Officer of its Health Care business, which 3M has announced it plans to spin off into an independent company. Lauren Budden, Group Vice President, Chief Accounting Officer and Controller, will assume the additional responsibilities of Interim CFO and Treasurer until a permanent successor is appointed. Ms. Budden joined Insulet in April 2019 and is a seasoned executive with more than 25 years of finance and accounting experience. Insulet has initiated a search process to identify the Company’s next CFO.

“Wayde has been a trusted partner to me and an excellent leader of our global finance team, helping to advance our mission of improving the lives of people with diabetes,” said Jim Hollingshead, President and Chief Executive Officer. “Wayde has helped make our Company stronger and more resilient, ensuring we have the capabilities and financial strength to capitalize on the tremendous long-term growth opportunities Insulet is pursuing. On behalf of the Board and our entire team, I thank Wayde for his many contributions and wish him well in his future endeavors.”

Mr. McMillan said, “It has been an honor to be a part of Insulet and work alongside such a talented team to deliver on our mission. I am extremely proud of all that we have accomplished together and the progress we’ve made growing the Company. This was a difficult personal decision for me, but also an opportunity to take on new challenges at a large medical device company at a unique time in its evolution. I am confident that Insulet is extremely well positioned to continue driving growth, profitability, and value creation, and I look forward to watching the Company’s continued success.”

Mr. Hollingshead concluded, “We are fortunate to have someone of Lauren’s caliber step into the role of Interim CFO. Lauren is highly regarded throughout our Company and has extensive knowledge of our financials and global operations. We are confident that Lauren, with the support of our experienced finance team, is well equipped to support the continued execution of our strategic priorities.”

The Company is also reaffirming its previously announced Total Omnipod and Total Company revenue guidance for the third quarter and full year 2023, and gross margin and operating margin guidance for full year 2023, as outlined in Insulet’s second quarter 2023 earnings announcement on August 8, 2023.

About Lauren Budden

Lauren Budden has served as Group Vice President, Chief Accounting Officer and Controller of Insulet since March 2022. She joined Insulet in 2019 as Vice President, Chief Accounting Officer and Controller. Prior to Insulet, Ms. Budden was Vice President and Chief Accounting Officer at Gulf Oil, a privately held distributor of motor fuels. Previously, Ms. Budden held roles of increasing responsibility at Medtronic plc, a global medical device company, and Covidien plc, a global healthcare products company and manufacturer of medical devices and supplies acquired by Medtronic in 2015, including Vice President, Financial Planning and Analysis for Medtronic’s Minimally Invasive Therapies Group, and Vice President, External Reporting at Covidien. Ms. Budden began her career with PricewaterhouseCoopers, a multinational professional services brand of firms. She received her Bachelor of Science from Boston College and a Master of Business Administration from the University of Massachusetts, Amherst. Ms. Budden is a Certified Public Accountant.

About Insulet Corporation:

Insulet Corporation (NASDAQ: PODD), headquartered in Massachusetts, is an innovative medical device company dedicated to simplifying life for people with diabetes and other conditions through its Omnipod product platform. The Omnipod Insulin Management System provides a unique alternative to traditional insulin delivery methods. With its simple, wearable design, the tubeless disposable Pod provides up to three days of non-stop insulin delivery, without the need to see or handle a needle. Insulet’s flagship innovation, the Omnipod 5 Automated Insulin Delivery System, integrates with a continuous glucose monitor to manage blood sugar with no multiple daily injections, zero fingersticks, and can be controlled by a compatible smartphone or Omnipod 5 Controller. Insulet also leverages the unique design of its Pod by tailoring its Omnipod technology platform for the delivery of non-insulin subcutaneous drugs across other therapeutic areas. For more information, please visit: insulet.com and omnipod.com.

Forward-Looking Statement:

This press release may contain forward-looking statements concerning Insulet's expectations, anticipations, intentions, beliefs, or strategies regarding the future. These forward-looking statements are based on its current expectations and beliefs concerning future developments and their potential effects on Insulet. There can be no assurance that future developments affecting Insulet will be those that it has anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond its control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, and other risks and uncertainties described in its Annual Report on Form 10-K, which was filed with the Securities and Exchange Commission on February 24, 2023 in the section entitled "Risk Factors," and in its other filings from time to time with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of its assumptions prove incorrect, actual results may vary materially from those projected in these forward-looking statements. Insulet undertakes no obligation to publicly update or revise any forward-looking statements.

©2023 Insulet Corporation. Omnipod is a registered trademark of Insulet Corporation.

Contacts

Investor Relations:

Deborah R. Gordon
Vice President, Investor Relations
(978) 600-7717
dgordon@insulet.com

Media:
Angela Geryak Wiczek
Senior Director, Corporate Communications
(978) 932-0611
awiczek@insulet.com
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